Exhibit 99.1

For Immediate Release

MERCER INTERNATIONAL INC. AMENDS STENDAL CREDIT FACILITIES TO PROVIDE

STENDAL MILL WITH GREATER FLEXIBILITY

NEW YORK, NY, October 1, 2013 – Mercer International Inc. (Nasdaq: MERC, TSX: MRI.U) (the “Company”) announced today that Stendal has successfully amended its senior project finance credit facility (approximately €413 million outstanding) and its €17.0 million amortizing term facility in respect of Project Blue Mill (approximately €15 million outstanding) (the “Stendal Facilities”).

The amendment agreement modifies the Stendal Facilities to provide the Stendal mill greater financial flexibility by, among other things:

•	Waiving compliance with the annual debt service cover ratio and the senior debt to EBITDA cover ratio under the Stendal Facilities until and including December 31, 2013;

•	Amending the same so that the financial covenants now deduct from senior debt cash in the debt service reserve account and cash above a stipulated threshold in order to include certain cash reserves in the calculation of senior debt;

•	Providing that a failure to satisfy the covenant to maintain an annual debt service cover ratio under the Stendal Facilities would only be an event of default when amounts in the debt service reserve account plus certain cash reserves are below a specified threshold; and

•	Revising the calculation of amounts required to cure financial covenant defaults under the Stendal Facilities.

In connection with the amendment agreement, the Company made a capital investment of $20.0 million in Stendal.

“We are pleased to have successfully amended and improved the covenants in our Stendal mill credit facilities, which will provide our Stendal mill with greater flexibility,” said Mr. Jimmy Lee, President and Chairman. “We are pleased with the continued support of our lenders.”

The description above is a summary of selected key terms of the amendment agreement and is qualified in its entirety by the complete text of the agreement amendment to be filed with the United States Securities and Exchange Commission.

The Stendal mill is a state-of-the-art, single-line NBSK pulp mill situated near the town of Stendal, Germany with an annual pulp production capacity of approximately 650,000 ADMTs.

Mercer International Inc. is a global pulp manufacturing company. To obtain further information on the company, please visit its web site at http://www.mercerint.com.

The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. Words such as “expects”, “anticipates”, “projects”, “intends”, “designed”, “will”, “believes”, “estimates”, “may”, “could” and variations of such words and similar expressions are intended to identify such forward-looking statements. Among those factors which could cause actual results to differ materially are the following: the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY: Jimmy S.H. Lee Chairman, CEO & President (604) 684-1099 David M. Gandossi Executive Vice-President, Chief Financial Officer & Secretary (604) 684-1099

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